Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated August 1, 2025 relating to the financial statements of BTC Development Corp., as of and for the year ended December 31, 2024, and as of December 31, 2023 and for the period from April 3, 2023 (inception) through December 31, 2023, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
August 19, 2025